Filed Pursuant to Rule 424(b)(3)
File No. 333-108292

PROSPECTUS SUPPLEMENT
To Prospectus dated September 16, 2003

650,000 Shares

The St. Joe Company

COMMON STOCK

The selling shareholder named in the accompanying prospectus sold 650,000 shares of common stock of The St. Joe Company to Third Avenue Funds at $31.75 per share. We will not receive any of the proceeds from the sale of the shares of our common stock in this offering.

Our common stock is listed on the New York Stock Exchange under the symbol “JOE.” On September 26, 2003, the reported last sale price of our common stock on the New York Stock Exchange was $31.59 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 2 of the accompanying prospectus.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

September 29, 2003